                                                              Exhibit 10(c)(vii)

                              EMPLOYMENT AGREEMENT

      This Agreement is made as of February 3, 2000 by and between American Science & Engineering, Inc. (the "Company"), a Massachusetts corporation having its principal place of business in Billerica, Massachusetts, and Edwin L. Lewis, (the "Executive").

      The Company desires to retain the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth.

      Accordingly, the Company and the Executive agree as follows:

      1. The Company agrees to hire the Executive as, and the Executive agrees to accept and perform the duties of, Vice President and General Counsel of the Company. Management will recommend to the Board of Directors of the Company that the Executive be elected to the position of an officer of the Company at the next meeting of the Board. Executive will commence employment March 2, 2000.

      2. (a) The Executive's initial salary shall be One Hundred Eighty Thousand Dollars ($180,000) per annum ("Base Pay") payable not less frequently than monthly in accordance with standard company policy for executives. The Executive shall also be entitled to an annual bonus in an amount of up to 30% of Base Pay based on Executive's performance, as determined by the CEO, on specific goals to be agreed to between Executive and the Company's CEO. If the Executive relocates to the Boston area within the first year of employment, the annual bonus will automatically increase in an amount of up to 40% of Base Bay. Base Pay shall be reviewed annually and may be increased at the discretion of the CEO. Executive shall also be granted options to purchase 40,000 shares of the Company's Common Stock at a price equal to the closing price on the date of this Agreement. The options will vest over three (3) years and will be otherwise implemented in accordance with the terms and conditions of the Company's 1999 Combination Stock Options Plan, approval of the grant by the Board of Directors at its next meeting and approval of the Stock Option Plan by the stockholders at their next meeting.

            (b) The Company will include the Executive in all life insurance, disability insurance, medical and all other benefit plans maintained by the Company for the benefit of its Executives.

      3. (a) The Company shall pay to the Executive the "Severance Payment" in the event that the Executive is terminated by the Company within sixty (60) days prior to or twelve (12) months after the occurrence of a "Change of Control," as defined below. The Severance Payment shall be made at the time of such termination.

            (b) The "Severance Payment" shall be a one-time payment equal to the higher of: (i) the annual rate of the Executive's base salary in effect one month prior to the occurrence of the Change of Control, or (ii) the annual rate of the Executive's base salary in effect at the time of such termination. The Severance Payment shall also include an amount equal to the prior year's annual bonus and the continuation of all benefits received by the Executive prior to termination for a period equal to the lesser of one year or the start of new employment by the Executive in which he receives substantially similar benefits.

            (c) A "Change of Control" shall be deemed to have occurred if:

            any person (as defined in Section 13 (d) or 14 (d)(2) of the Securities Exchange Act of 1934) shall have become the beneficial owner of 50 percent or more of the combined voting power of the Company's voting securities; or

            the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Company. For this purpose, a "Continuing Director" shall include members of the Board of Directors of the Company as of the date of this Agreement and any person nominated for election to the Board of Directors of the Company by a vote of the majority of the then Continuing Directors; or

            the stockholders approve the complete liquidation or dissolution of the Company, or the stockholders approve by the requisite vote any of the following transactions: (A) a merger or consolidation of the Company (except for a merger in respect of which no vote of the stockholders of the Company is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary or the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company immediately prior to the transaction; or (C) a tender or exchange offer for 50% or more of the outstanding voting stock of the Company.

      4. (a) If the Executive is terminated for any reason other than (i) Cause (as defined below); or (ii) pursuant to a Change in Control as defined in Paragraph 3, which termination shall be deemed to be a termination for convenience ("Termination for Convenience") the Executive shall receive an amount equal to the greater of the amount that would be due under the Company's then-current severance policy, if any, or six months of his then-current Base Pay, payable, at the Company's option, on the last date of his employment or in weekly installments as would otherwise be due, provided however that such payments are deemed severance benefits and do not establish an on-going relationship of employment. In case of Termination for Convenience, the Executive shall be entitled to a continuation of all benefits being received by him at the time of termination for the lesser of six (6) months from the date of termination, or until the date in which the Executive begins new employment in which he receives substantially similar benefits installments as would otherwise be due, provided however that such payments are deemed severance benefits and do not establish an on-going relationship of employment. If the Executive is Terminated for Convenience within twelve (12) months of a change in the Company's President/CEO, the Executive shall be entitled to receive the Severance Payment described in Paragraph 3(b) in place of the benefits described in this Paragraph 4.

            (b) For the purposes of this Agreement, "Cause" shall mean: (i) the determination by the President of the Company, in agreement with the Board of Directors, that the Executive has willfully failed to perform, in a material manner, his duties in the course of his employment under this Agreement consistent with those of a Vice President and General Counsel as expressly instructed by the President/CEO; or (ii) the final conviction of the Executive for, or his plea of nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude. In the event the Company terminates the Executive for Cause, the Company will notify the Executive in writing stating the basis for such determination.

      5. The Company may not assign all or any part of its obligations under this Agreement, except to a successor as provided for in this paragraph. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, unless the context requires otherwise, the "Company" shall mean the Company as defined above or any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by and binding upon (i) any such successor and (ii) the Executive's personal or legal representatives, executors, administrators and designated beneficiaries.

      6. This Agreement contains the entire agreement between the parties with respect to the subject mater hereof and supersedes all prior oral and written agreements, understandings and commitments between the parties relating to this Agreement. Notwithstanding the foregoing, the Executive shall at all times remain subject to all policies and procedures of the Company that relate to employees of the Company, except to the extent that this Agreement contains terms or provisions that are contrary to or provides greater benefits than such policies and procedures, in which case this Agreement shall control. No amendment to this Agreement shall be made except by a written instrument signed by both parties.

      7. The Executive shall be entitled to reimbursement or payment of relocation expenses as agreed between Executive and the CEO. The Company will accommodate a commuting situation from Darien, Connecticut and the company will cover reasonable lodging expenses for the Executive for a period of nine months.

      8. In order to accommodate AS&E's requirement for the early assumption of the duties of General Counsel, a bonus of $20,000 will be forfeited by the Executive from his current employer. The Company shall, therefore, reimburse the Executive $10,000 of this bonus at the end of the first month of Executive employment with the Company, and the second $10,000 at the end of twelve (12) months of employment. This is contingent upon a letter from the Executive's current employer indicating that a bonus will not be payable to the Executive this year.

      9. This Agreement shall be construed and enforced under and be governed in all respects by the law of The Commonwealth of Massachusetts, without regard to the conflict of law principles thereof.

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by a duly authorized officer and the Executive has executed this instrument, all as of the date set forth above.

                               AMERICAN SCIENCE & ENGINEERING, INC.


                               By: /s/ Ralph S. Sheridan
                                   ---------------------------------------
                                   Ralph S. Sheridan, CEO and President


                                   /s/ Edwin L. Lewis
                                   ---------------------------------------
                                   Edwin L. Lewis

                        PROPRIETARY INFORMATION PROCEDURE
               APPENDIX A - AS&E EMPLOYEE RIGHTS IN DATA AGREEMENT

IN CONSIDERATION AND AS A CONDITION OF MY EMPLOYMENT BY American Science and Engineering, Inc. of Billerica, Massachusetts ("AS&E"), I agree as follows:

1. AS&E will have the complete and entire right, title and interest in and to all inventions, discoveries, improvements, developments and any confidential material (collectively referred to as "Intellectual Property") relating in any manner to the business carried on by AS&E, now or hereafter, and which I have made or originated or may hereafter make or originate during my employment with AS&E or at any time within one year after termination of such employment, whether as sole inventor or originator or as joint inventor or originator with another or others and whether made in or out of usual working hours or upon the premises of AS&E or elsewhere, together with all patent rights to such Intellectual Property and rights to copyright therein and renewals thereof. AS&E's rights in any of such Intellectual Property that first becomes known to me within one year after termination of my employment will apply only if such Intellectual Property directly relates to my employment with AS&E.

2. For no remuneration in addition to that regularly due me by AS&E, but at no extra expense to me, I agree to do all that is reasonably necessary or desirable to secure to and vest in AS&E, or its assignees or nominees, full ownership of such Intellectual Property and of any and all patent rights and rights to copyright and renewals thereof to which it or they are or may be entitled hereunder. I will promptly and fully disclose any and all such Intellectual Property to AS&E and to such officers, agents, attorneys or patent attorneys as may be designated by AS&E. I will execute and deliver to AS&E, or its assignees or nominees, appropriate instruments of application, assignment or otherwise. I will render all reasonable assistance to AS&E, or its assignees or nominees, in preparing and prosecuting applications for patent and claims to copyright. If I am called upon to render assistance hereunder after the termination of my employment with AS&E, I will be entitled to reasonable remuneration for my time spent and expenses incurred on account of such assistance.

3. I will hold in secrecy and confidence and will not at any time disclose to others, without the prior written consent of AS&E, any and all information pertaining to the business and affairs of AS&E or of any of its clients, customers, consultants or associates, including without limitation any information concerning any Intellectual Property, formulas, apparatus, equipment, methods, secrets, research, secret data, costs, uses or purchases of AS&E's products or services, or other confidential or Proprietary matters relating to AS&E, which I may possess or become aware of during my employment with AS&E, unless such information has rightfully become a matter of public knowledge through sources other than me.

                        PROPRIETARY INFORMATION PROCEDURE

4. Before undertaking any project on behalf of AS&E, I agree to disclose to AS&E any information or Intellectual Property that may be relevant to such project to which I may claim a right or interest by reason of having invented, discovered, or originated the same prior to the commencement of my employment with AS&E, and further agree that the burden of proving such prior right or interest will be upon me. My failure to notify AS&E of such rights or interests will be deemed a waiver of such rights and interests.

5. At the termination of my employment with AS&E, whether voluntary or involuntary, I agree to leave in the possession of AS&E and/or to return to the possession of AS&E all Proprietary and/or written materials, as well as all other property and materials, including without limitation bound or unbound, documents, research journals and notebooks, sketches, drawings, photographs, other pictorially illustrated material; customer lists, sales and marketing information; any equipment, mock-ups or models, partially or wholly fabricated; and all computer software, tapes, discs and the like, relating to any aspect of AS&E's business that has come into my possession during my employment with AS&E, unless AS&E has agreed in writing to my retention of such material.

WITNESS my hand and seal at Billerica, Massachusetts, this 3rd day of March, 2000.


Signature: /s/ Edwin L. Lewis


Print Name: Edwin L. Lewis
            --------------


WITNESS: /s/ Daniel D. Sullivan
         ----------------------